Exhibit 5.1
July 24, 2013

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057

Ladies and Gentlemen:

We have acted as counsel for Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), with respect to the preparation of the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 24, 2013 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of up to 3,000,000 additional common units representing limited liability company interests in the Company (the “Common Units”) issuable under the Vanguard Natural Resources, LLC Long-Term Incentive Plan (the “Plan”).
We have examined (i) the Registration Statement, (ii) the certificate of formation of the Company, (iii) the Third Amended and Restated Limited Liability Company Agreement of the Company, (iv) the Plan, (v) records of the corporate proceedings with regard to the approval of the Plan and (vi) such other certificates, statutes and other instruments and documents as we have deemed necessary or appropriate for the purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Company and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.
In connection with this opinion, we have assumed that:

(1)	all information contained in all documents reviewed by us is true and correct;

(2)	all signatures on all documents examined by use are genuine;

(3)	all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents;

(4)	each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

(5)	the Registration Statement, and any amendments thereto will have become effective; and

(6)	each person signing the documents we examined has the legal capacity and authority to do so;
Based upon and subject to the foregoing, we are of the opinion that when (i) the Company has taken all necessary action to approve the issuance of the Common Units, the terms of the offering thereof and related matters and (ii) the Common Units have been issued and delivered in accordance with the Plan and instruments executed pursuant to the Plan which govern the awards to which the Common Units relate, then the Common Units will be validly issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).
The opinions expressed herein are qualified in the following respects:

(1)
We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

(2)
The foregoing opinions are limited to the Limited Liability Company Act of the State of Delaware and the federal laws of the United States of America, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,

/s/ VINSON & ELKINS L.L.P.